Exhibit 99.1

                    VSE Reports Third Quarter 2004 Results

                   Company Earns $0.40 Per Share in Quarter

     Alexandria, Virginia, October 28, 2004 - VSE Corporation (Nasdaq: VSEC) reported the following consolidated financial results for the three- and nine-month periods ended September 30, 2004 and 2003:

VSE Corporation and Subsidiaries
Consolidated  Statements of Income (unaudited)
(in thousands, except share and per share amounts)
________________________________________________________________________________________
                                                    Three Months          Nine Months
                                                  2004       2003       2004       2003
                                                  ----       ----       ----       ----

Revenues, principally from contracts          $  62,223  $  36,339  $ 158,869  $  90,874
Costs and expenses of contracts                  60,620     35,403    154,505     88,384
                                              ---------  ---------  ---------  ---------
Gross profit                                      1,603        936      4,364      2,490
Selling, general and administrative expenses        192         84        450        158
Interest income, net                                (31)       (18)       (76)       (49)
                                              ---------  ---------  ---------  ---------
Income before income taxes                        1,442        870      3,990      2,381
Provision for income taxes                          557        340      1,542        912
                                              ---------  ---------  ---------  ---------
Income from continuing operations                   885        530      2,448      1,469
Loss from discontinued operations,
  net of tax benefit                                  -         (7)        (1)       (78)
                                              ---------  ---------  ---------  ---------
Net income                                    $     885  $     523  $   2,447  $   1,391
                                              =========  =========  =========  =========
Weighted average shares outstanding:
Basic                                         2,225,307  2,188,635  2,221,043  2,188,108
Diluted                                       2,301,040  2,235,779  2,297,866  2,227,026

Earnings per share:
Basic - Income from continuing operations     $     .40  $     .24  $    1.10  $     .67
Basic - Loss from discontinued operations     $     -    $     -    $     -    $    (.03)
                                              ---------  ---------  ---------  ---------
Basic - Net income                            $     .40  $     .24  $    1.10  $     .64
                                              =========  =========  =========  =========

Diluted - Income from continuing operations   $     .38  $     .23  $    1.06  $     .65
Diluted - Loss from discontinued operations   $     -    $     -    $     -    $    (.03)
                                              ---------  ---------  ---------  ---------
Diluted - Net income                          $     .38  $     .23  $    1.06  $     .62
                                              =========  =========  =========  =========
________________________________________________________________________________________

Financial Results

     VSE revenues increased about $25.9 million (up 71%) for the quarter and about $68.0 million (up 75%) for the nine-month period compared to the same periods of last year, primarily due to a higher volume of work in the company's BAV ship transfer division and in its Communications and Engineering (CED) and Fleet Maintenance Divisions.

     VSE net income increased about $362 thousand (up 69%) for the quarter and about $1.1 million (up 76%) for the nine-month period compared to the same periods of last year, primarily due to profits earned on the increased revenues, a larger base to absorb corporate costs, and a decrease in losses in VSE's Communications and Engineering Division. The increase in net income during 2004 was partially offset by an increase in selling, general and administrative expenses associated with vacant facilities.

     VSE typically has three quarterly reporting periods during the year that include a recognition of BAV award fee income and one quarterly reporting period that does not. The three-month periods ended September 30, 2004 and 2003 do not include BAV award fee income. Due to timing receipt differences and to fluctuations in the level of revenues from period to period, VSE does not estimate or recognize award fee income until a contract modification authorizing the award fee is certain.

CEO Comments

     Commenting on the financial results, VSE Chairman, President and CEO/COO Don Ervine said, "Third quarter revenues of about $62 million are a record for the company, and earnings of about $885 thousand for the quarter ($.40 per share) are keeping pace with the increase in revenues."

     "Based on projected revenue growth under existing contracts, we expect VSE revenue and profit growth to continue into 2005. Our funded backlog at September 30, 2004, was about $161 million compared to about $83 million at December 31, 2003."

      "As previously announced, in September 2004 VSE was awarded a contract by the U.S. Navy to provide engineering and technical services to support the maintenance, overhaul, repair, and alteration of systems aboard ships. The new VSE contract has a total ceiling amount of $1.022 billion over a five-year period if all option periods are exercised. This is a multiple award, indefinite quantity contract, and VSE is one of seven awardees eligible to share in the potential contract ceiling amount. While VSE revenues from this contract cannot be predicted, the right to compete for task orders under this contract award is expected to contribute to future growth."

      "Our interim nine-month financial results are a significant improvement compared to 2003, and we are working to continue these positive trends. I look forward to reporting on our progress in the months ahead."

     VSE provides diversified services to the engineering, energy and environment, defense, and homeland security markets from more than 15 locations across the United States and around the world. For more information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Len Goldstein, Director of Business and New Product Development at
(703) 317-5202.

News Contact:  C. S. Weber, CAO, (703) 329-4770

This news release contains statements which, to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission.

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